Exhibit 10.3

FIRST AMENDMENT TO

THE CRYOLIFE, INC.

2007 EXECUTIVE INCENTIVE PLAN

Section 11 of the CryoLife, Inc. 2007 Executive Incentive Plan is hereby amended by deleting it in its entirety and replacing it with the following:

11. Amendments and Termination

The Plan may be amended at any time by the Board of Directors and any such amendment shall be effective as of commencement of the fiscal year during which the Plan is amended, regardless of the date of the amendment, unless otherwise stated by the Board of Directors. The Plan may be terminated at any time by the Board of Directors and termination will be effective as of the commencement of the fiscal year in which such action to terminate the Plan is taken. The Plan will terminate, and no further awards may be made hereunder, on December 31, 2016. Any awards granted prior to December 31, 2016 that have not yet been paid as of that date will continue to remain outstanding and will be payable in accordance with and to the extent provided in the Plan and the applicable grant agreements or programs. Notwithstanding the foregoing, no amendment or termination following a Change of Control may in any way decrease or eliminate a payment due pursuant to Section 10.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed effective as of the commencement of the Company’s 2012 fiscal year.

CRYOLIFE, INC.

By:	/s/ D. A. Lee
	Name:	D. Ashley Lee
	Title:	Executive Vice President, Chief Financial Officer and Chief Operating Officer